Exhibit 99.1

BDCA Venture, Inc. Announces Election of New Directors and Results on Other Proposals Presented at 2015 Annual Meeting

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--July 14, 2015--At the 2015 Annual Meeting of Stockholders of BDCA Venture, Inc. (the “Company”) held on July 9, 2015, the Company’s stockholders elected four directors to serve until the 2016 Annual Meeting or until their respective successors are duly elected and qualified. The Company’s stockholders elected Richard Cohen, Andrew Dakos and Gerald Hellerman, each of whom was nominated by Bulldog Investors, LLC (“Bulldog”). The Company’s stockholders also elected Timothy J. Keating, who was nominated by the Company’s management.

At the 2015 Annual Meeting, the Company’s stockholders also approved a proposal submitted by Bulldog to have the Company’s Board of Directors consider adopting a plan to “maximize shareholder value within a reasonable period of time.”

At the 2015 Annual Meeting, a proposal submitted by Bulldog to terminate the Company’s investment advisory agreement with BDCA Venture Adviser, LLC (the “Adviser”) failed to receive the required vote of the stockholders and was not adopted by the Company’s stockholders.

The detailed preliminary voting results for the 2015 Annual Meeting are contained in Form 8-K filed with the SEC on July 14, 2015.

The results of the election of directors and two Bulldog proposals are based on preliminary voting results, and are subject to change. The Company intends to file an amendment to its Current Report on Form 8-K to announce such final results and outcomes.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940, as amended, that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Andrew G. Backman, 917-475-2135
Investor Relations / Public Relations
abackman@rcscapital.com
or
Matthew L. Furbish, 917-475-2153
Investor Relations
mfurbish@rcscapital.com